CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit 10.1

AMENDED AND RESTATED PROGRAM MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED PROGRAM MANAGEMENT AGREEMENT (this “Agreement”), dated as of January 1, 2025 (“Effective Date”), is made by and between THE BANK OF MISSOURI, a Missouri state-chartered bank, having its principal location in Perryville, Missouri (“Bank”), and ATLANTICUS SERVICES CORPORATION, a Georgia corporation, having its principal location in Atlanta, Georgia (“Program Manager”). This Agreement amends and restates that earlier agreement, dated April 1, 2020, as amended, between Program Manager and Bank.

WHEREAS, Bank is in the business of marketing and issuing various types of consumer loans;

WHEREAS, Program Manager is in the business of providing brand development, administering loan programs and servicing consumer loans on behalf of financial institutions; and

WHEREAS, Bank desires to utilize Program Manager’s expertise to process consumer applications, and to administer and service loans issued by Bank, subject at all times to Bank’s oversight, direction, supervision and control and in accordance with Bank’s Procedures;

NOW, THEREFORE, in consideration of the foregoing, and the terms, conditions and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Program Manager mutually agree as follows:

1.	Definitions, Schedules and Exhibits.

The capitalized terms used in this Agreement shall have the meaning set forth in the attached Schedule 1. In addition to those definitions in Schedule 1, this Agreement includes the following Exhibits and Schedule:

Exhibit A                  Product Lines

Exhibit B                  Bank Credit Policy

Exhibit C                  Sample Bank Loan Account Documentation

Exhibit D                  Compliance Plan

Exhibit E                  Sample Funding Statement

Exhibit F                  Funding Account Information

Exhibit G                  Insurance Requirements

Exhibit H                  Bank Procedures

Exhibit I                  Tasks to be Performed by Program Manager

2.	Establishment of Loan Accounts; Program Materials; Brand Development.

(a)

Program Manager acknowledges that Bank shall have the sole and exclusive right to determine, and shall exercise continuing control over, all policies and procedures, and all modifications thereof for the establishment and maintenance of the Program, including, without limitation, the Credit Policy, pricing terms and fee structures. Program Manager will provide all services under this Agreement in the name, under the direction, for the benefit and on behalf, of Bank on a “first party” basis, referencing, as directed by Bank, either the name of Bank or the applicable Brand. Without limiting the duties of Program Manager set forth on Exhibit I, Program Manager shall develop one or more Brands and obtain or convey, as applicable, the rights for Bank to use such Brands for the Loan Accounts and the Program. Bank shall have final approval of each Brand used in the Program.

(b)

Under Bank’s control, supervision and direction, and subject to the audit, examination and monitoring rights of Bank and any applicable Regulatory Authority, Program Manager shall facilitate the Bank’s marketing of the Program as directed by Bank. Program Manager shall use only form(s) of media, content and copy approved by Bank. Program Manager shall assist Bank in developing the form(s) of media to be used, including direct mail solicitations, promotional materials, television advertisements, telemarketing scripts, internet advertising and websites. Program Manager shall propose for consideration and submit to Bank all materials that Bank requests from Program Manager, or that Program Manager develops for Bank, for Bank to use, 1) in marketing the Program (“Promotional Materials”), 2) as Program disclosures (“Disclosures”), 3) as forms of Loan Account materials such as applications, privacy notices, scripts, training materials and procedures related to the Program (collectively, the “Program Materials”), in each case, for Bank’s prior review and approval. Additionally, Program Manager will use its best efforts to ensure that such Promotional Materials and the Brands do not infringe upon the registered or common law trademarks of any third parties, and will indemnify Bank to the extent specified in section 10(b) below against any Lanham Act, or common law infringement claims of any kind, related to the use of the Promotional Materials or the Brands. Program Manager’s responsibilities include, but are not limited to, identifying and engaging, directly or through Affiliates, merchants and other parties to participate in Bank’s Program.

(c)

The following documents, terms and procedures that have been established and approved by Bank for the Program (collectively, “Consumer Finance Materials”) and that Program Manager shall use on behalf of Bank for Bank’s Loan Accounts are attached to this Agreement: description of terms and conditions of loans offered by Bank under Loan Accounts as Exhibit A (Product Lines); Bank Credit Policy as Exhibit B; and form of Loan Account Agreement, privacy notice and, monthly Loan Account statement as Exhibit C. The Consumer Finance Materials, including any change, revision, or amendment to them, shall not be used by Program Manager unless they are approved by Bank in accordance with the Compliance Plan attached as Exhibit D. Program Manager shall comply with Bank’s approval process for all Promotional Materials and Program Materials. In providing the services hereunder, Program Manager shall use its best efforts to avoid the promotion of the Program in any Internet forum, publication, or broadcast that is of an offensive, controversial or scandalous nature. Without limiting the foregoing, if at any time Bank determines any promotional channel is not acceptable to Bank, Program Manager shall discontinue the use of such channel at the direction of Bank.

(d)

Program Manager shall ensure that prior to submission and approval and adoption by Bank all Promotional Materials shall be accurate in all material respects and not misleading, all Promotional Materials include, where applicable, the agreed upon Disclosures, and all Promotional Materials and promotional strategies comply with Applicable Laws.

(e)

In providing the services set forth in this Agreement, Program Manager shall comply with 1) all policies, processes and procedures established by Bank applicable to Program Manager’s responsibilities hereunder; and 2) all Applicable Laws, including without limitation the Bank Secrecy Act, Anti-Money Laundering, and Bank’s Customer Identification programs. Program Manager shall not amend or otherwise modify the Procedures without the prior written consent of Bank.

3.	Extension of Credit.

Program Manager acknowledges that Bank’s approval of an Application, offering a Loan Account, the making of loans and the provision of funding, create a creditor-borrower relationship between Bank and a Borrower. Each Loan Account Agreement and all other documents referring to the creditor on the Loan Accounts shall identify Bank as the creditor at the time of each advance under the Loan Account. Program Manager shall take no action, or provide any communication, that is inconsistent with Bank’s ownership of the Program, Bank’s status as the issuer of credit, or Bank’s roles as the originator of the Loan Account. Program Manager acknowledges that all extensions of credit pursuant to the Program shall be made in accordance with Bank’s Credit Policy, attached hereto as Exhibit B, and shall be made in the Bank’s sole discretion. Program Manager acknowledges that Bank will not extend credit to an Applicant, and Bank will not make an advance on a Loan Account, if Bank determines that doing so would be an unsafe or unsound banking practice.

4.	Application Processing.

(a)

On behalf of Bank, and at all times in compliance with Bank’s Credit Policy, Program Manager shall process Applications from Applicants, and submit such Applications for automated decisioning (including, but not limited to, obtaining credit reports on behalf of Bank) to determine whether the Applicant satisfies the Bank’s eligibility criteria for the establishment of a Loan Account.

(b)

Program Manager will maintain for Bank the name, address, social security number, date of birth and any other information required by the Bank, regarding each Applicant who meets the eligibility criteria set forth in Bank’s Credit Policy. Program Manager shall have no discretion to override Bank’s Credit Policy with respect to any Applications.

(c)

Program Manager shall ensure that the subvendors approved by Bank (“Approved Subvendors”) process all Authorization Requests in accordance with Bank’s Credit Policy. Program Manager shall have no discretion to override Bank’s Credit Policy with respect to any Authorization Request.

(d)

Program Manager or its Approved Subvendors shall on Bank’s behalf respond to inquiries from Applicants regarding the Application process, provide to Applicants and Borrowers all notices and documents required by Applicable Laws, including, but not limited to adverse action notices with regard to Applications that do not meet Bank’s Credit Policy or are otherwise denied by Bank, Bank’s Loan Account Agreements with regard to Applications that are approved by Bank and Bank’s privacy notices, and provide in the name of the Bank any other customer communications in accordance with the Procedures.

(e)

Subject to the terms of this Agreement, if an Applicant qualifies for a Loan Account or a Borrower qualifies for an Authorization Request under the objectively applied criteria of Bank’s Credit Policy, Bank shall establish a Loan Account for the Applicant, and extend credit and fund loans to the Applicant or Borrower.

(f)

Program Manager shall hold and maintain all Bank documents pertaining to Loan Accounts in accordance with Bank’s prescribed retention timeframes. Program Manager will take all commercially reasonable steps to preserve all original documents pertaining to the Loan Accounts, and adhere to all Federal guidance on customer identification regulations. Program Manager shall provide Bank with copies of such documents within a reasonable period of time following Bank’s request.

(g)

Program Manager shall cooperate and assist Bank in implementing programs and procedures necessary to meet all Bank Secrecy Act, Anti Money Laundering and Customer Identification Program standards. The programs and policies shall include a detailed action plan to be implemented and followed by the Program Manager and its Approved Subvendors, including but not limited to, data collection, retention and reporting standards, training standards, delegation of duties and responsibilities, audit procedures, testing, and other independent review procedures, and policies and programs necessary to comply with Applicable Laws.

(h)

Program Manager and its Approved Subvendors shall perform all of its obligations described in this Section and the services set forth in Exhibit I hereto on Bank’s behalf under Bank’s supervision, control and direction, and deliver or provide any customer communications to Applicants and Borrowers as necessary to carry on the Program, all in accordance with the Procedures.

5.	Servicing of Loan Accounts.

(a)

Program Manager shall provide the following services, either directly or through Approved Subvendors: processing Authorization Requests, preparation and mailing of account statements, undertaking collections, providing customer service (including responding to credit limit adjustment requests in accordance with Bank’s Credit Policy), crediting Loan Accounts in respect of unauthorized charges, chargebacks, refunds and adjustments, resolving customer disputes, managing merchant relationships, and providing such other services as are ordinary and customary for similar programs and the Loan Accounts, including the services set forth on Exhibit I hereto.

(b)	Program Manager shall either directly or through Approved Subvendors perform Loan Account servicing on behalf of Bank in accordance with the Procedures, the Compliance Plan, and Applicable Laws.

(c)

Program Manager shall cooperate and assist Bank in developing all forms of written communications with Borrowers, including Loan Account statements and collection letters. Prior to using written communication with a Borrower that is different in any material respect from the Bank’s form of such communication, Program Manager shall first request and obtain the approval from Bank.

(d)

For Loan Accounts that have been charged off in accordance with the Procedures, Program Manager shall arrange for Approved Subvendors to continue to service and collect those Loan Accounts pursuant to the Procedures and any other guidance provided by Bank, and to market charged off Loan Accounts identified by Bank for sale to third parties.

6.	Funding and Settlement.

Program Manager shall provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed in writing by the Parties not later than 3:00 p.m. CST on each Business Day. The Funding Statement shall be substantially in the form of Exhibit E attached hereto. The Program Manager shall submit ACH files on behalf of Bank to the Bank’s payment processor to initiate the transfer of funds from the Bank’s Funding Account(s) (such Funding Account or Funding Accounts as initially identified on Exhibit F hereto) to the Borrower, Merchant, or third party, as appropriate.

7.	Program Compliance and Parameters.

(a)

Program Manager shall comply with Applicable Laws, the Procedures and the Compliance Plan in its performance of its obligations as set forth in this Agreement, Program Manager will also stay appraised of all changes to the Applicable Laws that may affect the Program, and will at all times follow direction from Bank in connection with such changes.

(b)

In providing services for the Program, Program Manager shall ensure that it and all Affiliates and Approved Subvendors represent themselves as acting in the name of Bank or the applicable Brand when processing Applications, providing the services for Loan Accounts, and performing any other obligations pursuant to this Agreement. In accordance with Applicable Laws, Program Manager shall comply with the Bank’s privacy notice with respect to Applicants and Borrowers and will take such steps as necessary and as further described herein to assure that all third parties necessary to the Program, including employees, agents, Affiliates, and Approved Subvendors and assigns, observe the Bank’s privacy notice.

(c)

With reasonable advance notice and during business hours, Program Manager shall make available its personnel to meet with Bank’s personnel on a regular basis to discuss Program Manager’s administering and servicing of the Program, Program Manager’s servicing performance and any questions about or changes to the Program that Bank may request.

(d)

With reasonable advance notice and during business hours, Program Manager shall make available its personnel to meet with the appropriate Regulatory Authority to whom Bank is subject to discuss Program Manager’s administering and servicing of the Program, Program Manager’s servicing performance and any questions about or changes to the Program that any such Regulatory Authority may request.

8.	Representations and Warranties.

(a)	Bank hereby represents and warrants to Program Manager as of the Effective Date that:

(1)	Bank is a corporation duly organized, validly existing under the laws of Missouri;

(2)

Bank is a FDIC insured, Missouri state-chartered, non-member bank that accepts insured deposits from affiliated and non-affiliated companies, and is a federally insured state-chartered depository institution for the purposes of section 521 of the Depository Institutions Deregulation and Monetary Control Act of 1980, 12 U.S.C. § 1831(d);

(3)

Bank has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement, including, but not limited to, the authority to make the extensions of credit contemplated by this Agreement to Borrowers in all United States jurisdictions; the execution, delivery and performance of this Agreement have been duly authorized and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

(4)

All approvals, authorizations, licenses, registrations, consents, and other actions by notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or received from Borrowers and Applicants);

(5)

This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e) which may affect the enforcement of creditors rights in general, and as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(6)	Bank is a member in good standing of Visa U.S.A., Inc. and MasterCard International Incorporated, and in compliance with their operating rules;

(7)	Bank is not Insolvent;

(8)	Bank is, and shall remain throughout the Term, adequately capitalized;

(9)

There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by the Bank pursuant to this Agreement, seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;

(10)

The Proprietary Materials licensed by Bank to Program Manager pursuant to Section 14, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Bank has the right to grant the licenses set forth in Sections 14(a) and below; and

(11)         Bank has established and will maintain an information security program that meets the objectives of the interagency Guidelines Establishing Information Security Standards and that is designed to (i) ensure the security and confidentiality of Borrower Data, (ii) protect against unauthorized access to or use of Borrower Data that could result in substantial harm or inconvenience to Customer or any of its customers, and (iv) ensure the proper disposal of Borrower Data. Bank will (1) take appropriate action to address any incident of unauthorized access to Borrower Data and (2) notify Program Manager as soon as possible of any incident of unauthorized access to Sensitive Customer Information and any other breach in Customer’s security that materially affects Program Manager or confidential customer information.

(b)	Program Manager hereby represents and warrants to Bank as of the Effective Date that:

(1)

Program Manager is a corporation, duly organized and validly existing in good standing under the laws of the State of Georgia, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles of incorporation of Program Manager and will not result in a material breach of or constitute a default under or require any consent under any material indenture, loan, or agreement to which Program Manager is a party;

(2)

All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Program Manager, have been obtained or will be acquired prior to engaging in the Program activity or activities giving rise to the need for such a license;

(3)

This Agreement constitutes a legal, valid, and binding obligation of Program Manager, enforceable against Program Manager in accordance with its terms, except  as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and  as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)

There are no proceedings or investigations pending or, to the best knowledge of Program Manager, threatened against Program Manager asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by the parties pursuant to this Agreement, seeking any determination or ruling that, in the reasonable judgment of Program Manager, would materially and adversely affect Program Manager’s ability to perform this Agreement, seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or would have a materially adverse financial effect on Program Manager or its operations if resolved adversely to it;

(5)	Program Manager is not Insolvent;

(6)	The execution, delivery and performance of this Agreement by Program Manager complies with Applicable Laws;

(7)

The Proprietary Materials Program Manager licenses to Bank pursuant to Section 14, and their use as contemplated by this Agreement, do not violate or infringe upon, or constitute an infringement or misappropriation of, any U.S. patent, copyright or U.S. trademark, service mark, trade name or trade secret of any person or entity and Program Manager has the right to grant the license set forth in Section 14(a) below; and

(8)	Program Manager has established and will maintain an

information security program that meets the objectives of the interagency Guidelines Establishing Information Security Standards and that is designed to (i) ensure the security and confidentiality of Borrower Data, (ii) protect against unauthorized access to or use of Borrower Data that could result in substantial harm or inconvenience to Customer or any of its customers, and (iv) ensure the proper disposal of Borrower Data. Program Manager will also take such steps as necessary and as further described herein to assure that all third parties necessary to the Program, including employees, agents, affiliates, subvendors and assigns, observe all standards described in this subsection (8). Program Manager will (1) take appropriate action to address any incident of unauthorized access to Borrower Data and (2) notify Bank as soon as possible of any incident of unauthorized access to Sensitive Customer Information and any other breach in Customer’s security that materially affects Bank or Bank’s customers.

(c)	Program Manager hereby represents and warrants to Bank that:

(1)

For each Loan Account and each Loan Account Advance: to the best of Program Manager 's knowledge, all information in the related Application is true and correct; Program Manager has delivered all required disclosures to Borrowers in compliance with Applicable Laws; the Loan Account Agreement and all other Loan Account documents conform to the requirements of the Program and were prepared in conformity with the Procedures; all necessary approvals required to be obtained from Bank by Program Manager have been obtained;

(2)	Each Application reflected on a Funding Statement has been submitted by a verified person and satisfies Bank’s Credit Policy for a Loan Account or the requested Loan Account Advance; and

(3)	The information on each Funding Statement is true and correct in all material respects.

(d)

The representations and warranties of Bank and Program Manager contained in this Section 8, except those representations and warranties contained in Sections 8 (a)(9) and 8(b)(4), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in Sections 8(a)(9) and 8(b)(4) is instituted or threatened against either Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding.

9.	Compensation to Program Manager.

As compensation for the program administration and all other services provided by Program Manager on behalf of Bank pursuant to the terms hereof, Bank shall pay to Program Manager a monthly program management fee in an amount determined in accordance with Schedule 2 hereto (the “Program Management Fee”). The Program Management Fee shall be in consideration for all direct, indirect and out of pocket costs and expenses incurred by Program Manager to provide the services as set forth herein and shall be paid no later than the fifteenth day following the end of each calendar month.

10.	Indemnification.

(a)

Bank agrees to indemnify, defend and hold harmless Program Manager and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Program Manager Indemnified Parties”) from and against any and all third-party claims or actions and related liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from  the negligence or willful misconduct of Bank or its agents or representatives (other than Program Manager);  the breach by Bank or its agents or representatives (other than Program Manager) of any of Bank’s covenants, obligations, representations, warranties or undertakings under this Agreement; or  violation by Bank or any of its agents or representatives (other than Program Manager) of Applicable Laws.

(b)

Program Manager agrees to indemnify, defend and hold harmless Bank and its Affiliates and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses, that may arise from the gross negligence or willful misconduct of Program Manager or its agents or representatives in connection with its performance of its obligations under this Agreement; breach by Program Manager or its agents or representatives of any of Program Manager’s covenants, obligations, representations, warranties or undertakings under this Agreement; a violation by Program Manager, any Approved Subvendors, employees, agents, representatives or any other third-party acting on Program Manager’s behalf, of any Applicable Laws; or any and all claims, demands and proceedings of any kind, related to, arising from or otherwise concerning prior issuing relationships or intellectual property use before the Effective Date. For the avoidance of doubt, the Bank’s approval of any Materials as set forth in Sections 2-5 above, shall not be viewed or interpreted by either Party as waiver of Program Manager’s obligations under Sections 7 and 8(b) herein, or Program Manager’s associated indemnity obligations under this Section 10(b).

(c)

The Program Manager Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Program Manager or Bank, as an indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”

(d)

Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

(e)

The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith. The Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. The Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed. For the avoidance of doubt, the Indemnifying Party shall not be entitled to seek reimbursement from the Indemnified Party as a result of the successful judgment or resolution of a Loss.

11.	Term and Termination.

(a)

This Agreement shall have an initial term beginning on the Effective Date and ending at midnight on March 31, 2030 (the "Initial Term”), and shall renew automatically for successive terms of one (1) year each (each a "Renewal Term") unless either Party provides notice of non-renewal to the other Party, at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term.   The Initial Term together with all Renewal Terms are referred to as the "Term.”

(b)	A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

(1)

any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

(2)

the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;

(3)

the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(4)

an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;

(c)	In the event that Bank has any basis under this Agreement to terminate this Agreement:

(1)

Bank may notify Program Manager that, in lieu of terminating this entire Agreement, Bank may terminate this Agreement only with respect to the establishment of new Loan Accounts. Any such notice must be in writing and must be included in the written notice of termination provided by Bank to Program Manager.

(2)

If, pursuant to Section 11(c)(1) the Parties agree to terminate this Agreement only with respect to the establishment of new Loan Accounts, this Agreement, and all services necessary for the continued performance of the Program, shall remain in full force and effect with respect to all Loan Accounts established prior to such agreement to terminate, including, but not limited to, processing services made under such Loan Accounts after such agreement to terminate.

(d)	The expiration or termination of this Agreement and any Transition Period either in part or in whole shall not discharge any Party from any obligation incurred prior to such expiration or termination.

(e)

Program Manager acknowledges that Bank’s obligation to operate the Program, establish Loan Accounts or make advances on any Loan Accounts subsequent to a notice of termination or termination of this Agreement shall in all cases be subject to Applicable Laws and/or regulatory requirements.

(f)	Sections 10, 11(c), 11(f), 12, 13, 14(b), 19, 20, 21, 24, 25, 26, 27, 29, of this Agreement, shall survive expiration or termination of this Agreement.

12.	Transition and Wind Down.

Program Manager and Bank shall take those actions and cooperate with one another in good faith as reasonably required to wind-down the Program and transition such Party’s specific tasks, rights and obligations to third parties.

13.	Confidentiality.

(a)

Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the terms hereof. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party to the Restricted Party's Affiliates, agents, representatives, subvendors or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives, subvendors or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, representatives, subvendors or subcontractors, to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority or to any other third party as mutually agreed by the Parties.

(b)

Confidential Information that consists of Borrower Data shall only be used or disclosed as permitted by Applicable Laws, and then only by Program Manager to fulfill its obligations pursuant to this Agreement and to perform those tasks listed on Exhibit I.

(c)	A Party's Confidential Information shall not include information that:

(1)	is generally available to the public;

(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)

becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

(d)

Upon written request or upon the expiration or termination of this Agreement and any Transition Period, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

(e)

Each Party shall require its subcontractors having access to Confidential Information of the other Party to agree in writing to be bound by provisions materially similar to this Section 13 prior to disclosure of any such Confidential Information to such subcontractors.

(f)

In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.

14.	Licensing of Proprietary Material.

(a)

Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive right and license to use and reproduce the Licensing Party’s name, logo, registered trademarks, service marks and, where Licensing Party is Program Manager, the Brand (collectively, “Proprietary Material”) on the Applications, Loan Account Agreements, Promotional Materials, and otherwise in connection with the fulfillment of Licensee's obligations under this Agreement; provided, however, that Licensee shall at all times comply with written instructions provided by Licensing Party regarding the use of its Proprietary Material, and Licensee acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Licensing Party’s Proprietary Material. Upon expiration or termination of this Agreement and any Transition Period, Licensee will cease using Licensing Party's Proprietary Material.

(b)

Program Manager does hereby grant to Bank a non-exclusive license in and to Program Manager’s Platform to be used for the Program. Such license shall be used only for the Program and for no other purpose, and only for so long as this Agreement is in force and effect, and has not expired or been terminated by either Party for any reason whatsoever.

(c)

With the exception of Bank’s Proprietary Material, all material and branding created or generated by Program Manager in connection with this Agreement or the Program, including, but not limited to, all URLs, IP Addresses and program names, shall be the property of Program Manager, and Program Manager shall retain all rights in and to such material, including all intellectual property rights in such material.

15.	Relationship of Parties.

Except for the services or functions performed for or on behalf of or in the name of Bank by Program Manager under this Agreement, including those pursuant to 12 U.S.C. § 1867 (c), the Parties agree that in performing their separate responsibilities and for purposes of internal corporate operations and governance, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Program Manager.

16.	Expenses.

(a)

Program Manager agrees to pay directly or reimburse Bank annually, the cost of a compliance audit of the Program, the scope, content and results of which shall be made available to Program Manager. The firm conducting such audit shall be selected by Bank, subject to the consent of Program Manager, which consent shall not be unreasonably conditioned, withheld or delayed.

(b)	Except as set forth herein, each Party shall bear the costs and expenses of performing its obligations under this Agreement.

(c)

Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

17.	Examination.

Program Manager agrees to timely submit to any examination that may be required by a Regulatory Authority having jurisdiction over Bank, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to Bank in responding to such Regulatory Authorities’ inquiries and requests relating to the Program.

18.	Inspection; Reports.

(a)

Program Manager, upon reasonable prior notice from Bank, agrees to submit to a timely and prompt inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject in each case, to any requirements under Applicable Laws, for the purpose of auditing Program Manager’s compliance with this Agreement.

(b)

Program Manager shall store all documentation and electronic data relevant and material to its performance under this Agreement and shall make such documentation and data available during any inspection by Bank or its designee. With such frequency and in such manner as mutually agreed by the Parties, Program Manager shall timely report to Bank regarding the performance of its obligations. Program Manager shall provide Bank on-line access to the systems used to service the Loan Accounts.

19.	Governing Law.

This Agreement shall be interpreted and construed in accordance with the laws of the State of Missouri, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws.

20.	Jurisdiction; Venue.

The Parties consent to the personal jurisdiction and venue of the federal and state courts in Missouri, for any court action or proceeding.

21.	Severability.

Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

22.	Assignment.

This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party.

23.	Subvendors.

Program Manager may use subvendors in the performance of its obligations in accordance with the terms of this Agreement upon written notice and approval by Bank which shall not be unreasonably withheld or delayed. Program Manager shall be permitted, solely with notice to Bank, to delegate any of its obligations under this Agreement to its Affiliates. Program Manager agrees to be fully responsible for the acts and omissions of all subvendors, including the subvendors’ and Program Manager’s Affiliates’ compliance with the terms of this Agreement and all Applicable Laws. Program Manager’s rights as provided herein include contracting with one or more of its Affiliates to delegate its obligations, subject to the requirements, limitations, and conditions. Bank may contract separately with any such Program Manager Affiliate, and the terms of that separate agreement shall deemed within the scope of services provided by Program Manager pursuant to this Agreement; provided, however, if there is any conflict between any such separate agreement and the terms of this Agreement, the terms of this Agreement shall control. In addition to the foregoing, Program Manager agrees to provide reasonable cooperation to Bank to assist in establishing contingency agreements, continuity plans or similar direct agreements with critical subvendors, which would permit the Bank to maintain the Program, or otherwise comply with record retention and other Applicable Laws, in the event of termination of this Agreement.

24.	Third-Party Beneficiaries.

Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

25.	Notices.

All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received on the day delivered, if delivered by hand; on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or three (3) business days after the date of mailing to the other Party, if mailed first-class postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

To Bank:                  The Bank of Missouri

916 North Kingshighway

Perryville, Missouri

Attn: Mr. Mark J Barker

Executive Vice President

With a copy to:

The Bank of Missouri

916 North Kingshighway

Perryville, Missouri

Attn: Kim Moore, Esq.

Vice President: General Counsel

and Compliance

To Program Manager:

Five Concourse Parkway                                                                                 Suite 300

Atlanta, Georgia 30328                                                                                 Attn: President

With a copy to:

Five Concourse Parkway

Suite 300

Atlanta, GA 30328

Attn: General Counsel

26.	Amendment and Waiver.

This Agreement may be amended only by a written instrument signed by each of the Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

27.	Entire Agreement.

This Agreement including schedules and exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

28.	Counterparts.

This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

29.	Interpretation.

The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

30.	Insurance.

Program Manager agrees to maintain insurance coverages on the terms and conditions specified in Exhibit G at all times during the term of this Agreement, and to notify Bank promptly of any cancellation or lapse of any such insurance coverage. Program Manager further agrees to provide such evidence confirming the agreed insurance policies are in force and effecting, including a true and correct copies of all policies and declaration pages.

31.	Notice of Regulatory Matters.

Each Party shall notify the other Party if it becomes aware of any investigations or proceedings by any governmental authority relating to any aspect of the Program upon becoming aware of such investigation or proceeding, and each Party shall provide the other Party with all related documentation thereof, subject to any legal prohibitions on disclosure of such investigation or proceeding. Each Party shall maintain a log of any Borrower complaints and shall share that log with the other Party at least monthly.

32.	Headings.

Captions and headings in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

33.	Manner of Payments.

Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under this Agreement or by law.

34.	Referrals.

Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.

35.	Audited Financial Statements.

Within ninety (90) days following the end of Program Manager’s fiscal year, Program Manager shall deliver to Bank a copy of the audited financial statements of Program Manager, if available, and if not, then Program Manager’s parent, Atlanticus Holdings Corporation, prepared by an independent certified public accountant in accordance with generally accepted accounting principles consistently applied, to the extent publicly available. Program Manager also agrees to deliver to Bank a copy of Program Manager’s unaudited financial statements on a quarterly basis within forty-five (45) days of the completion of each applicable quarter.

Signature block on next page

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date set forth above.

THE BANK OF MISSOURI

By:         /s/ Mark Barker

Name:         Mark Barker

Title:         Chief Contract Services Officer

Date:         January 15, 2025

ATLANTICUS SERVICES CORPORATION

By:         /s/ Jeffrey A. Howard

Name:         Jeffrey A. Howard

Title:         President

Date:         January 16, 2025

Schedule 1

Definitions

(a)	“ACH” means the Automated Clearinghouse.

(b)

“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.

(c)

“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program including, without limitation, the Loan Accounts, the Promotional Materials and the Consumer Finance Materials, all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(d)	“Applicant” means an individual who is a consumer who requests a Loan Account from Bank as part of the Program.

(e)	“Application” means any request from an Applicant for a Loan Account in the form required by Bank as part of the Program.

(f)	“Approved Subvendors” shall have the meaning set forth in Section 4(c).

(g)	“Authorization Request” means a request by a Borrower for an advance on a Loan Account.

(h)	“Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.

(i)	“Bank Indemnified Parties” shall have the meaning set forth in Section 10(b).

(j)	“Borrower” means an Applicant or other Person to whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.

(k)

“Borrower Data” means information that is provided to or obtained by a Party in the performance of its obligations under this Agreement or otherwise regarding Applicants and Borrowers, including, but not limited to name, postal address, social security number, email address, telephone number, date of birth, Account number, security codes, valid to and from dates, as well as information and demographic data, data generated and/or created in connection with Account processing and maintenance activities, Account statementing and customer service, telephone logs and records and other documents and information necessary for the processing and maintenance of Accounts, and all “Nonpublic Personal Information” and “Personally Identifiable Financial Information” (as defined in 12 C.F.R. §§ 40.3(n) and (o), respectively).

(l)

“Brand” means any combination of a name, logo, mark or other distinguishing feature for the Program, whether designated by Bank or that Program Manager develops or obtains for the Bank’s use, as directed and approved by the Bank, and as provided in the Agreement.

(m)	“Business Day” means any day, other than a Saturday or Sunday, or a day on which banking institutions in the State of Missouri are authorized or obligated by law or executive order to be closed.

(n)	“Claim Notice” shall have the meaning set forth in Section 10(e).

(o)

“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, the Merchants and the terms of the agreement between Merchants and Program Manager, that is furnished to the other Party in connection with this Agreement.

(p)	“Consumer Finance Materials” shall have the meaning set forth in Section 2(c).

(q)

 “Credit Policy” means Bank’s credit criteria that Bank uses to approve or deny an Application, establish a Loan Account, and to authorize or decline a Loan Account Advance or modify any terms of a Loan Account (e.g. a credit line adjustment), as set forth in Exhibit B hereto.

(r)	“Disclosing Party” shall have the meaning set forth in Section 13(c)(2).

(s)	“Disclosures” shall have the meaning set forth in Section 2(b).

(t)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(u)	"Funding Account" means the banking account to be used for receipt of the applicable Funding Amount, as initially identified on Exhibit F attached hereto.

(v)

“Funding Amount” means the aggregate amount of all Loan Account Advance proceeds, less any discount or fee pursuant to agreements between Program Manager and any Merchant or third parties, adjusted by debits and credits pursuant to such agreements, and less any initial fees assessed to a Borrower in connection with a Loan Account, to be disbursed by Bank to Program Manager or, at Program Manager’s direction, to Merchant or a Borrower, on each Funding Date, as listed on a Funding Statement.

(w)	“Funding Date” means the Business Day on which any new Loan Account Advance proceeds are disbursed by Bank to a Merchant or Borrower.

(x)

“Funding Institution” means the depository institution at which the Funding Account is established, which shall initially be The Bank of Missouri and may be changed by Bank upon ten (10) days prior written notice to Program Manager.

(y)

“Funding Statement” means the statement prepared by Program Manager on a Business Day that contains the computation of the Funding Amount, and all information necessary for the transfer of Loan Account Advance proceeds to the Funding Account and such other information as shall be reasonably requested by Bank and mutually agreed by the Parties in writing.

(z)	“Indemnifiable Claim” shall have the meaning set forth in Section 10(d).

(aa)“    Indemnified Parties” shall have the meaning set forth in Section 10(c).

(bb)“    Indemnifying Party” shall have the meaning set forth in Section 10(c).

(cc)	“Initial Term” shall have the meaning set forth in Section 11(a).

(dd)

“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

(ee)	“IP Address” means an Internet protocol address.

(ff)	“Licensee” shall have the meaning set forth in Section 14(a).

(gg)	“Licensing Party” shall have the meaning set forth in Section 14(a).

(hh)	“Loan Account” means an open- or close-ended loan account established by Bank pursuant to this Agreement.

(ii)	“Loan Account Advance” means a draw down on a line of credit or installment loan established by Bank to Borrower pursuant to the Program.

(jj)	“Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Laws.

(kk)	“Losses” shall have the meaning set forth in Section 10(a).

(ll)	“Merchant” shall mean a person, firm or entity providing goods and/or services to a Borrower in connection with a Loan Account.

(mm)	“Party” means either Program Manager or Bank and “Parties” means Program Manager and Bank.

(nn)

 “Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

(oo)

“Platform” means the technology, systems, website(s), interfaces, analytics, criteria, scoring, data attributes and processes used and applied to Applications and Loan Accounts to decision, service or otherwise manage them in accordance with the Bank’s Procedures.

(pp)

“Procedures” means the policies and procedures for the solicitation and receipt of Applications, the underwriting of Loan Accounts and processing of Applications, the provision of adverse action notices and Loan Account Agreements to Applicants and the servicing and collection of Loan Accounts, including Loan Accounts that have been charged off in accordance with those policies and procedures.

(qq)

“Program” means the loan program pursuant to which Bank will establish Loan Accounts pursuant to this Agreement; and make Loan Account Advances to Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.

(rr)	Program Management Fee” shall have the meaning set forth in Section 9(a).

(ss)	“Program Manager Indemnified Parties” shall have the meaning set forth in Section 10(a).

(tt)	“Program Materials” shall have the meaning set forth in Section 2(b).

(uu)	“Promotional Materials” shall have the meaning set forth in Section 2(b).

(vv)	“Proprietary Material” shall have the meaning set forth in Section 14(a).

(ww)	“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party or any aspect of the Program.

(xx)	“Restricted Party” shall have the meaning set forth in Section 13(a).

(yy)	“Term” shall have the meaning set forth in Section 11(a).

(zz)	“URL” means a uniform resource locator.

Schedule 2

During the term of this Agreement, Bank shall pay Program Manager on a monthly basis a Program Management Fee for the services performed pursuant to and in accordance with the terms of the Agreement computed as follows:

An amount equal to [*****] of all payments in good funds made by or on behalf of Borrowers during each calendar month in respect of amounts owing under Loan Accounts that have not been sold, charged-off, or transferred to another party.